Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Acquires
Estancia La Jolla Hotel & Spa in La Jolla, CA

Bethesda, MD, December 1, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it acquired the AAA Four Diamond 210-room Estancia La Jolla Hotel & Spa (“Estancia”) in La Jolla, California for $108 million. The Company retained Noble House Hotels & Resorts (“Noble House”) to manage this unique and impressive hacienda-style resort.

Estancia, spanning ten acres, is located in the heart of the affluent coastal La Jolla market. The resort is a short walk from Black’s Beach, next door to the world-renowned Salk Institute for Biological Studies, and adjacent to the University of California, San Diego. This attractive resort contains 210 spacious guestrooms and suites and over 50,000 square feet of indoor and outdoor meeting and event space (originally built as a conference center) surrounded by charming courtyards and verdant gardens perfect for leisure travelers, weddings and corporate groups. The resort also features numerous indoor and outdoor dining venues, including Mustangs & Burros, Greenfinch Restaurant & Bar, Haven Bar & Grill, Blend Café and Secret Garden, which serve an array of authentic West Coast cuisine. Additional resort amenities include Spa Estancia, a 7,000 square-foot sanctuary with 11 indoor and outdoor treatment rooms, a eucalyptus steam room, a fitness center and an outdoor saltwater pool with poolside cabanas, all of which offer guests an opportunity for fun and relaxation.

“We are extremely excited to acquire this premier resort in the rapidly growing La Jolla market,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “With ten lush acres, quiet courtyards and adobe fireplaces, Estancia is a southern California lifestyle destination that blends historic Spanish architecture with modern amenities. This acquisition provides us numerous opportunities to increase the resort’s rate positioning, drive significantly higher total revenues and implement an extensive list of operating and physical enhancements. Our redevelopment expertise, combined with Noble House’s extensive track record of repositioning unique resorts, should generate tremendous value creation for Estancia.”

The coastal La Jolla market is the focal point of a booming life sciences industry, with nearly 19 million square feet of corporate office and lab space, and it is a top drive-to leisure destination. Estancia is just a 20-minute drive from San Diego International Airport, and it is near numerous local demand drivers such as La Jolla Cove, Torrey Pines, University of California, San Diego, the Birch Aquarium and the Scripps Institute, in addition to high-end retail stores and restaurants at the Village of La Jolla. La Jolla’s proximity to the Pacific Ocean and San Diego’s freeways provides visitors with quick and easy access to all of San Diego’s leisure attractions, including SeaWorld, the famous San Diego Zoo, the Gaslamp Quarter, and LEGOLAND, perfectly positioning the resort to capture demand from across the broader market.

“We are thrilled to partner with Noble House on another unique resort offering tremendous upside potential,” continued Mr. Bortz. “We have extensive experience partnering with Noble House to transform and operate high-quality independent resorts, including our own LaPlaya Beach Resort & Club in Florida, our recently acquired Jekyll Island Club Resort in Georgia, our nearby San Diego Mission Bay Resort and our recently renovated L’Auberge Del Mar just up the road from Estancia. The resort’s location near both L’Auberge Del Mar and San Diego Mission Bay Resort will create many operating, complexing and marketing synergies among these three high-end San Diego resorts. We are delighted to add Estancia to our growing resort collection with Noble House.”

Pebblebrook is evaluating numerous operating and physical enhancements for additional upside and increased cash flow, including renovations to the property’s guestrooms, lobby, spa and pool areas, event lawns and expansive ballroom. The resort will also become part of Curator Hotel & Resort Collection, which is expected to result in a wide array of expense reductions and enhanced technology and operating initiatives for the resort.

For full-year 2021, following a slow start to the year due to the COVID-19 pandemic, Estancia is forecasted to produce between $308 and $313 of total revenue per available room (“TRevPAR”). The resort is expected to generate hotel earnings before interest, taxes, depreciation and amortization (“hotel EBITDA”) of $4.6 to $4.7 million and hotel net operating income (“hotel NOI”), after a 4% capital reserve, of $3.7 to $3.8 million. For 2019, the resort generated hotel EBITDA of $8.1 million and hotel NOI of $6.7 million.

The acquisition of Estancia brings the total number of properties in the Company’s portfolio to 53, including 11 unique drive-to, independent lifestyle resorts.

The Company funded the acquisition with approximately $46 million of cash on hand, and it assumed approximately $62 million of existing non-recourse, secured debt. The debt matures in September 2028. The interest rate on the debt is fixed at an annual rate of approximately 5.1%.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels and resorts in the United States. The Company owns 53 hotels and resorts, totaling approximately 13,200 guest rooms across 15 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

About Curator Hotel & Resort Collection

Curator Hotel & Resort Collection is a distinct collection of hand-selected small brands and independent lifestyle hotels and resorts worldwide, founded by Pebblebrook Hotel Trust and a group of industry-leading hotel operators. Curator provides lifestyle hotels the power to compete together while allowing its members the freedom to retain what makes their hotels unique. It offers independent lifestyle hotels the benefits of associating with other unique lifestyle hotels and brands while participating in best-in-class operating agreements, services, and technology. In addition to Pebblebrook, the founding members of Curator include Davidson Hospitality Group, Noble House Hotels & Resorts, Provenance, Sage Hospitality Group, Springboard Hospitality, and Viceroy Hotels & Resorts. For more information, visit www.curatorhotelsandresorts.com.

About Noble House Hotels & Resorts

Built on a philosophy that emphasizes location, distinction, and soul, Noble House Hotels & Resorts dedicates itself to creating and managing exceptional properties that celebrate their local communities. Headquartered in Seattle, Washington and continuously growing, the Noble House portfolio features a luxury and upper upscale portfolio of 20 distinct and visually captivating hotel properties, over 50 restaurants, bars, and lounges, the Napa Valley Wine Train, and a collection of spas, marinas, and private residences throughout the U.S. and Canada. A range of beachfront resorts spanning California and Florida, luxury retreats in Jackson Hole, WY, British Columbia, and Colorado, and award-winning urban hotels in Seattle and San Francisco punctuate the diverse collection. Centered within destinations worthy of every bucket list and layered with unique amenities that inspire adventure, the curated collection of one-of-a-kind hotels, resorts, and adventures, are known for creating unforgettable travel experiences. For more information, visit www.noblehousehotels.com or call Noble House Hotels & Resorts at 877.NOBLE.TRIP.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections of hotel operating performance; descriptions of the Company’s plans or objectives for future operations, acquisitions or services and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of December 1, 2021. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Estancia La Jolla Hotel & Spa
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

		Full-Year 2021 Forecast
		Range
	2019	Low		High

Hotel net income	$4.2	$0.4	to	$0.5

Adjustment:
Depreciation and amortization(1)	3.9	4.2		4.2

Hotel EBITDA	$8.1	$4.6		$4.7

Adjustment:
Capital reserve	(1.4)	(0.9)		(0.9)

Hotel Net Operating Income	$6.7	$3.7		$3.8

(1) Depreciation and amortization for full-year 2021 forecast have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to hotel net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	78%	82%
ADR	$252	$269	$263	$246	$258
RevPAR	$190	$234	$228	$192	$211

Hotel Revenues	$344.5	$420.4	$407.3	$362.1	$1,534.4
Hotel EBITDA	$93.3	$149.7	$136.9	$100.1	$480.1
Hotel EBITDA Margin	27.1%	35.6%	33.6%	27.6%	31.3%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	4%	22%	22%	26%
ADR	$252	$260	$220	$202	$235
RevPAR	$142	$11	$48	$45	$61

Hotel Revenues	$266.4	$26.9	$89.4	$87.1	$469.8
Hotel EBITDA	$44.0	($41.7)	($17.4)	($17.5)	($32.7)
Hotel EBITDA Margin	16.5%	(155.1%)	(19.5%)	(20.1%)	(7.0%)

	First Quarter	Second Quarter	Third Quarter
	2021	2021	2021

Occupancy	22%	41%	52%
ADR	$250	$255	$276
RevPAR	$54	$105	$145

Hotel Revenues	$104.5	$197.0	$266.1
Hotel EBITDA	($8.6)	$39.9	$73.3
Hotel EBITDA Margin	(8.2%)	20.2%	27.5%

These historical hotel operating results include information for all of the hotels the Company owned as of December 1, 2021, following the acquisition of Estancia La Jolla Hotel & Spa. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.